Exhibit 10.3

CONSULTING AGREEMENT

BYRNA TECHNOLOGIES, INC.

Effective Date: July 16, 2024

This Consulting Agreement (the “Agreement”) is made as of the Effective Date set forth above by and between Byrna Technologies, Inc. (the “Company”), a Delaware corporation (“Client” or “Company”) and the consultant named on the signature page hereto (“Consultant”). The Company and Consultant are each referred to herein individually as a “Party” and together as the “Parties.”

WHEREAS, the Company wishes to retain Consultant to provide, on an independent contractor basis, certain services described below and in Exhibit A attached hereto, and Consultant desires to perform such services, on an independent contractor basis, for the Company, pursuant to the terms and conditions hereinafter set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.    Scope of Services; Duties. During the Term (as defined below), the Company hereby engages Consultant to perform the services described in Exhibit A attached hereto and such other matters as the Company may reasonably require from time to time (the “Services”). During the Term, Consultant shall (a) render the Services ethically, conscientiously and in a professional and workmanlike manner in accordance with industry standards, and devote his best efforts and abilities thereto; (b) devote as much as time as necessary to timely satisfy the performance and objectives of the Services; and (c) observe all policies in place from time to time by the Company for independent contractors.

2.    Term.The term of this Agreement, and the period during which Consultant will provide Services to the Company hereunder, shall commence on the Effective Date and shall continue in effect through the later of nine (9) months from the Effective Date or March 2, 2025 (the “Initial Term”), unless earlier terminated in accordance with Section 11 of this Agreement. If at all necessary, the Initial Term may be extended for successive two (2) month periods (each, a “Renewal Term,” and together with the Initial Term, the “Term”) upon prior written agreement of the Parties.

3.    Compensation.

(a)    During the Term, and as complete compensation to Consultant for his performance of the Services under this Agreement, Consultant will be paid as follows:

(i)    Client will pay Consultant compensation at a rate of $11,458.00 per month for Services rendered pursuant to this Agreement as Consultant’s sole compensation for such Services.

(b)    Consultant’s compensation shall be payable without deduction for federal income, social security or state or local income taxes. The compensation shall not be a salary and includes Consultant’s overhead and profit and any and all federal, state and local taxes that may be applicable to the Services. Consultant shall bear sole responsibility for payment of any federal, state and local income tax withholding, social security taxes, workers’ compensation coverage, unemployment insurance, liability insurance, health and disability insurance, retirement benefits or other welfare or pension benefits, and any other payments and expenses for Consultant as required by law. The Company will not prepare a Form W-2 for Consultant, but will provide Consultant with a Form 1099, if required by law. Consultant hereby indemnifies, defends and holds harmless the Company and the other Indemnified Parties (as defined below) from and against any and all claims in the event of Consultant’s failure, or any alleged failure, to do so.

(c)    Upon expiration or termination of this Agreement, the Company shall promptly pay Consultant all compensation due and owing to Consultant through the date of such expiration or termination. In no event shall the Company be obligated to make any further payment to Consultant under this Agreement.

4.    Expenses. Unless the Parties otherwise agree in writing, Consultant agrees that as an independent contractor all costs and expenses incurred by Consultant in connection with the performance of the Services shall be borne solely and exclusively by Consultant.

5.    Ownership of Work Product. Except as identified in Exhibit B, Consultant hereby irrevocably assigns to Client all right, title and interest worldwide in and to any deliverables specified in and to any ideas, concepts, processes, discoveries, developments, formulae, information, materials, improvements, designs, artwork, content, software programs, other copyrightable works, and any other work product created, conceived or developed by Consultant (whether alone or jointly with others) for Client during or before the term of this Agreement, including all copyrights, patents, trademarks, trade secrets, and other intellectual property rights therein (collectively, the “Work Product”). Consultant retains no rights to use the Work Product and agrees not to challenge the validity of Client’s ownership of the Work Product. Consultant agrees to execute, at Client’s request and expense, all documents and other instruments necessary or desirable to confirm such assignment, including without limitation, any copyright assignment or patent assignment provided by the Client. Consultant hereby irrevocably appoints Client as Consultant’s attorney-in-fact for the purpose of executing such documents on Consultant’s behalf, which appointment is coupled with an interest. At Client’s request, Consultant will promptly record any such patent assignment with the United States Patent and Trademark Office. Consultant will deliver each item of Work Product specified in each Project Assignment and disclose promptly in writing to Client all other Work Product.

6.    Other Rights. If Consultant has any rights, including without limitation “artist’s rights” or “moral rights,” in the Work Product that cannot be assigned, Consultant hereby unconditionally and irrevocably grants to Client an exclusive (even as to Consultant), worldwide, fully paid and royalty-free, irrevocable, perpetual license, with rights to sublicense through multiple tiers of sublicensees, to use, reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product in any medium or format, whether now known or later developed. In the event that Consultant has any rights in the Work Product that cannot be assigned or licensed, Consultant unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against Client or Client’s customers.

7.    [Reserved].

8.    Representations and Warranties. Consultant represents and warrants that: (a) the Services will be performed in a professional manner and in accordance with the industry standards and the Work Product will comply with the requirements set forth in Exhibit A, (b) the Work Product will be an original work of Consultant, (c) Consultant has the right and unrestricted ability to assign the ownership of Work Product to Client as set forth in Section 5, (d) neither the Work Product nor any element thereof will infringe upon or misappropriate any copyright, patent, trademark, trade secret, right of publicity or privacy, or any other proprietary right of any person, whether contractual, statutory or common law, and (e) Consultant will comply with all applicable federal, state, local and foreign laws governing self-employed individuals, including laws requiring the payment of taxes, such as income and employment taxes, and social security, disability, and other contributions. Consultant further represents and warrants that Consultant is self-employed in an independently established trade, occupation, or business; maintains and operates a business that is separate and independent from Client’s business; holds himself out to the public as independently competent and available to provide applicable services similar to the Services; has obtained and/or expects to obtain clients or customers other than Client for whom Consultant performs services; and will perform work for Client that Consultant understands is outside the usual course of Client’s business. Consultant agrees to indemnify and hold Client harmless from any and all damages, costs, claims, expenses or other liability (including reasonable attorneys’ fees) arising from or relating to the breach or alleged breach by Consultant of the representations and warranties set forth in this Section 8.

9.    Independent Contractor Relationship; Compliance with Laws. It is expressly understood and agreed between the Parties that Consultant’s relationship with Client is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship between Client and any of Consultant’s personnel, employees or agents. Consultant is not authorized to make any representation, contract or commitment on behalf of Client. Neither Consultant nor the Company shall represent directly or indirectly that Consultant is an agent, employee or legal representative of the Company. Consultant will not be entitled to any of the benefits that Client may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. Because Consultant is an independent contractor, Client will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on behalf of Consultant. Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of Services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing Services under this Agreement. No part of Consultant’s compensation will be subject to withholding by Client for the payment of any social security, federal, state or any other employee payroll taxes. Client will regularly report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service as required by law. If, notwithstanding the foregoing, Consultant is reclassified as an employee of Client, or any affiliate of Client, by the U.S. Internal Revenue Service, the U.S. Department of Labor, or any other federal or state or foreign agency as the result of any administrative or judicial proceeding, Consultant agrees that Consultant will not, as the result of such reclassification, be entitled to or eligible for, on either a prospective or retrospective basis, any employee benefits under any plans or programs established or maintained by Client.

10.    Confidential Information. During the term of this Agreement and thereafter Consultant (i) will not use or permit the use of Client’s Confidential Information in any manner or for any purpose not expressly set forth in this Agreement, (ii) will hold such Confidential Information in confidence and protect it from unauthorized use and disclosure, and (iii) will not disclose such Confidential Information to any third parties except as set forth in this section and in Section 10.1 below. Consultant will protect Client’s Confidential Information from unauthorized use, access or disclosure in the same manner as Consultant protects its own confidential information of a similar nature, but in no event will it exercise less than reasonable care. Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between Client and Consultant, nothing in this Agreement shall limit Consultant’s right to report possible violations of law or regulation with any federal, state, or local government agency. “Confidential Information” as used in this Agreement means all information disclosed by Client to Consultant, whether during or before the term of this Agreement, that is not generally known in the Client’s trade or industry and will include, without limitation: (a) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of Client or its subsidiaries or affiliates; (b) trade secrets, drawings, inventions, know-how, show-how, theories, technical, operating, marketing, financial or other business information, plans, business and strategies, source codes, computer systems, algorithms, formulae, concepts, creations, costs, plans, materials, enhancements, software programs, and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, models and systems, sales and pricing techniques, records, files, memoranda, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; (d) existence of any business discussions, negotiations or agreements between the Parties; and (e) any information regarding the skills and compensation of employees, contractors or other agents of Client or its subsidiaries or affiliates. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to Client or Consultant in the course of Client’s business. Confidential Information does not include information that (x) is or becomes a part of the public domain through no act or omission of Consultant, (y) is disclosed to Consultant by a third party without restrictions on disclosure, or (z) was in Consultant’s lawful possession without obligation of confidentiality prior to the disclosure and was not obtained by Consultant either directly or indirectly from Client. In addition, this section will not be construed to prohibit disclosure of Confidential Information to the extent that such disclosure is required by law or valid order of a court or other governmental authority; provided, however, that Consultant will first have given notice to Client and will have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued. All Confidential Information furnished to Consultant by Client is the sole and exclusive property of Client or its suppliers or customers. Upon request by Client, Consultant agrees to promptly deliver to Client the original and any copies of the Confidential Information. Notwithstanding the foregoing nondisclosure obligations, pursuant to 18 U.S.C. Section 1833(b), Consultant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

10.1    Personal Information. With respect to any Confidential Information that constitutes personal data, personal information, personally identifiable information or similar information under applicable privacy or data security laws (collectively, “Personal Information”), Consultant shall not (i) sell Personal Information or (ii) retain, use or disclose Personal Information for any purpose other than the specific purpose of providing the Services.

(a)    Consultant shall use reasonable security measures appropriate to the nature of any Personal Information in its possession or control to protect the Personal Information from unauthorized access, destruction, use, modification, or disclosure.

(b)    The Parties acknowledge and agree that Consultant’s access to Personal Information is not part of the consideration exchanged by the parties in respect of the Agreement.

(c)    If any individual contacts Consultant to make a request pertaining to their Personal Information, Consultant shall promptly forward the request to the Company and shall not respond to the individual except as instructed by Company. Consultant shall promptly take such actions and provide such information as Company may request to help Company fulfill requests of individuals to exercise their rights under the applicable privacy or data security laws, including, without limitation, requests to access, delete, opt-out of the sale of, or receive information about the processing of, Personal Information pertaining to them. Consultant agrees to cooperate with Company to further amend the Agreement as may be necessary to address compliance with applicable privacy or data security laws.

11.    Termination.

(a)    The Term of this Agreement, and Consultant’s engagement hereunder, may earlier terminate upon the occurrence of one or more of the following events:

(i)    By the Company upon not less than thirty (30) days’ prior written notice of termination to Consultant;

(ii)    By Consultant upon not less than thirty (30) days’ prior written notice of termination to the Company; and

(iii)    Immediately upon written notice to Consultant in the event (1) of any breach by Consultant of any of its representations, warranties, covenants or agreements set forth in this Agreement; (2) that any representation, warranty, covenant or agreement made by Consultant in this Agreement was materially false when made; (3) that Consultant has committed any act or omission which involves willful misconduct, material neglect of the Company’s business or dishonestly or disloyalty to the Company or any of his employees, officers, directors, contractors, equityholders, members, customers, clients, vendors, suppliers, agents, representatives, advisors, successors or permitted assigns (collectively, “Representatives”); or (4) that Consultant is convicted of a felony or a crime involving moral turpitude.

(b)    Upon termination of this Agreement and Consultant’s engagement hereunder, the Company shall have no further obligations to Consultant under this Agreement or otherwise.

12.    No Conflict of Interest.  Consultant represents and warrants that Consultant is not party to a contract, agreement, arrangement, understanding, obligation or duty to any other person or entity that would prevent, limit or inhibit Consultant from performing Consultant’s obligations to the Company under this Agreement or otherwise complying with any of the terms of this Agreement. Consultant agrees not to use any proprietary or Confidential Information belonging to any other person or entity in performing the Services for the Company pursuant to this Agreement or disclose any proprietary or Confidential Information belonging to any other person or entity to the Company or any of its Representatives.

13.    Exclusivity. Consultant acknowledges that the Company is retaining Consultant on a non-exclusive basis and that Consultant is free to engage in or simultaneously perform services for other clients.

14.    Non-Disparagement. Except as expressly permitted under Section 15 of this Agreement, during the Term and all times thereafter, Consultant will not, directly or indirectly, make, publish or communicate, or cause to be made, published or communicated, whether anonymously or not, any statement, observation, opinion or information, whether verbal or written, that disparages or is likely in any way to harm the reputation of the Company or its business or any of its representatives; provided, however, that this Section 14 does not in any way restrict or impede Consultant from exercising any protected rights Consultant may have to the extent that such rights cannot be waived by agreement, or from complying with any applicable law, rule or regulation, or a valid order of a court of competent jurisdiction or an authorized government agency (provided that such compliance does not exceed that required by such law, rule, regulation or order, as applicable), in which case Consultant will promptly provide written notice of any such order to the Company in accordance with Section 18.

15.    Permitted Conduct. Nothing in this Agreement prohibits or restricts Consultant or the Company from (i) their respective right to disclose relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement or as may otherwise be required under Section 10 this Agreement, or (ii) initiating communications directly with, cooperating with, providing relevant information to, testifying before or otherwise assisting in an investigation or proceeding by the Securities and Exchange Commission, or any other governmental or regulatory body or official(s) or self-regulatory organization regarding a possible violation of law, rule or regulation; provided that, if permitted by applicable law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, Consultant or his personnel shall give prompt written notice to the Company in accordance with Section 18 to permit the Company to protect its interests in confidentiality to the fullest extent possible.

16.    Clawback Policy. Pursuant to the Company’s Clawback Policy and the Clawback Policy Acknowledgement Form executed by you on February 10, 2024, you acknowledge and agree that you remain fully bound by, and subject to, the Clawback Policy and that the Clawback Policy will apply both during and after the Term of this Agreement.

17.    Indemnification. Consultant hereby agrees to indemnify, defend and hold harmless the Company and its affiliates, and its and their respective Representatives (collectively, the “Indemnified Parties”), to the fullest extent not prohibited by applicable law, from and against any and all damages, awards, judgments, losses, liabilities, obligations, interest, penalties, costs (including court costs, costs of settlement, costs of enforcing any right to indemnification and costs of pursuing any insurance providers) and expenses (including reasonable attorneys’ fees and expenses) of any kind whatsoever (collectively, “Losses”) attributable to any Indemnified Party associated with any actual, alleged or threatened claim, demand, dispute, suit, action, cause of action, order, investigation, legal process or proceeding of any third party, including any Governmental Authority, whether in contract, warrant, tort or otherwise (collectively, “Claims”) against any of the Indemnified Parties arising out of, relating to or in connection with (a) any taxes assessed against the Company or any of its affiliates, including taxes, penalties and interest assessed against the Company or its affiliates that are the obligation of Consultant under this Agreement; (b) any personal injury or property damage caused by the acts or omissions of Consultant; (c) any breach by Consultant of any of his representations, warranties, covenants, or agreements contained in this Agreement; or (d) gross negligence, willful misconduct or more culpable act or omission committed by Consultant in the performance of the Services.

18.    Binding Effect; Assignment. This Agreement shall be binding on an inure to the benefit of each of the Parties and their respective successors and permitted assigns. Consultant may not assign this Agreement, in whole or in part, or delegate any of its duties or obligations under this Agreement, without the Company’s prior written consent.

19.    Notices. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given (a) on the date delivered if personally delivered, or (b) upon receipt by the receiving Party or any notice sent by registered or certified mail (first-class mail, postage pre-paid, return receipt requested), or overnight courier or similar courier service, in each case addressed to the Company or Consultant, as the case may be, at the respective addresses set forth herein in the preamble to this Agreement (if to the Company, Attention: Sandra Driscoll, Chief People Officer – 100 Burtt Road, Suite 115, Andover, MA 01810 – sandie@byrna.com) or such other address as either Party may in the future specify in writing to the other.

20.    Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to choice of law or conflicts of law rules or provisions. The Parties irrevocably consent and submit to and agree not to contest, the exclusive jurisdiction of the state and federal courts located in the Commonwealth of Massachusetts for the purpose of any Claim relating to or arising out of this Agreement. Each of the Parties irrevocably waives any objection to the venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such Claim brought in any such court has been brought in any inconvenient forum. In any action or proceeding to enforce rights under this Agreement, the prevailing Party shall be entitled to recover their costs and attorneys’ fees associated therewith.

21.    Severability. If any one or more of the terms, provisions, covenants or restrictions contained in this Agreement shall be determined by a court of competent jurisdiction to be unlawful, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the Parties will attempt to agree upon a valid, legal and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable provision in light of the tenor of this Agreement, and, upon so agreeing, shall incorporate such substitute provision in this Agreement.

22.    No Waiver. The waiver by the other Party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

23.    Headings. The Section headings in this Agreement are for the convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

24.    Injunctive Relief for Breach. Consultant’s obligations under this Agreement are of a unique character that gives them particular value; breach of any of such obligations will result in irreparable and continuing damage to Client for which there will be no adequate remedy at law; and, in the event of such breach, Client will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).

25.    Survival. Notwithstanding anything contained in this Agreement, the provisions of Sections 5-10 and 12-26 of this Agreement, and the respective rights and obligations of the Parties thereunder, and any other terms or provisions of this Agreement which by their nature are intended to or should survive, shall survive any expiration or termination of this Agreement and continue in full force and effect (for the period specified therein, to the extent applicable).

26.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

27.    Entire Agreement; Amendment. This Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes and preempts any and all prior or contemporaneous agreements, arrangements or understandings, whether verbal or written, between the Parties with respect to the subject matter hereof, and the Parties acknowledge and agree that this Agreement has been induced by no representations, statements or agreements other than those contained herein. This Agreement may not be amended, changed or modified except by an instrument in writing, signed by the Company and Consultant.

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IN WITNESS WHEREOF, the Parties have executed or caused to be executed this Agreement as of the Effective Date.

COMPANY:

BYRNA TECHNOLOGIES, INC.

By:	/s/ Bryan Ganz

	Name:	Bryan Ganz
	Title:	Chief Executive Officer

Email:

Address: 100 Burtt Road, Suite 115
Andover, MA 01810

CONSULTANT:

David North

/s/ David North
Signature

Email

Address:

EXHIBIT A

Description of Services

o	Assisting with the CFO transition process;
o	Advising management and accounting staff as reasonably requested by the Company;
o	Providing continuity of financial reporting; and
o	Assisting with accounting and business matters relative to the Byrna LATAM joint venture.